EXHIBIT 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated June 11, 2004, relating to the financial statements of TXU Fuel Company for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 143), appearing in and incorporated by reference in the Current Report on Form 8-K/A of Energy Transfer Partners, L.P. dated June 24, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Dallas, Texas

May 17, 2005